PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 5, 1998)

                             TRIARC COMPANIES, INC.
                  $360,000,000 PRINCIPAL AMOUNT AT MATURITY OF
          ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

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     This Prospectus Supplement, together with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above-referenced securities. The last reported sale price of the Common Stock on the New York Stock Exchange on June 10, 1998 was $24 1/8 per share.

     The Prospectus dated June 5, 1998 relating to the offer for resale of up to $360,000,000 aggregate principal amount at maturity of Triarc Companies, Inc.'s Zero Coupon Convertible Subordinated Debentures due 2018 and the shares of Common Stock issuable upon conversion thereof is hereby supplemented to include the following table under the heading 'Selling Securityholders' on page 52:

                            SELLING SECURITYHOLDERS

                                                                       PRINCIPAL AMOUNT                       NUMBER OF SHARES
                                                                        AT MATURITY OF       PERCENTAGE       OF COMMON STOCK
                                                                          DEBENTURES             OF          BENEFICIALLY OWNED
                                                                      BENEFICIALLY OWNED     DEBENTURES         AND OFFERED
                      SELLING SECURITYHOLDER                          AND OFFERED HEREBY     OUTSTANDING        HEREBY(1)(2)
------------------------------------------------------------------    ------------------     -----------     ------------------
AAM/Zazove Institutional Income Fund, L.P.........................       $  5,800,000             1.6               54,897
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P...........         30,000,000             8.3              283,950
BZW Securities Limited............................................         50,000,000            13.9              473,250
Century National Insurance Company................................          2,700,000             *                 25,555
Chrysler Insurance Company -- Total Return........................            150,000             *                  1,419
Deutsche Bank A.G.................................................         14,750,000             4.1              139,608
Fort Dearborn Life Insurance Company..............................            600,000             *                  5,679
GPZ Trading LLC...................................................         12,000,000             3.3              113,580
Orrington International Fund Ltd..................................          4,030,000             1.1               38,143
Orrington Investments Limited Partnership.........................            970,000             *                  9,181
Paloma Securities L.L.C...........................................          9,625,000             2.7               91,100
R2 Investments, LDC...............................................          8,000,000             2.2               75,720
Silverton International Fund Limited..............................          9,625,000             2.7               91,100
Societe Generale Securities Corp..................................          7,000,000             1.9               66,255
United National Insurance Company.................................          4,400,000             1.2               41,646
Zazove Convertible Fund, L.P......................................          6,450,000             1.8               61,049

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* Less than 1.0%.

(1) Represents shares of Common Stock issuable upon conversion of the Debentures.

(2) Assumes a conversion rate of 9.465 shares per $1,000 principal amount at maturity and a cash payment in lieu of any fractional share interest, which conversion rate is subject to adjustment as described under 'Description of Debentures -- Conversion of Debentures.' Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, the Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures and, in lieu thereof, will pay cash.

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     SEE 'RISK FACTORS' BEGINNING ON PAGE 14 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THIS PROSPECTUS SUPPLEMENT IS DATED JUNE 11, 1998.